UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2023

METRO ONE TELECOMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27024	93-0995165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 North Gould Street, Suite 2990 Sheridan, Wyoming	82801
(Address of Principal Executive Offices)	(Zip Code)

(307) 683-0855

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b- 2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Eyal Pinto, CFO

On March 22, 2023, Eyal Pinto resigned from his position as Chief Financial Officer of Metro One Telecommunications, Inc. (the “Company”) and Stratford Ltd., the Company’s wholly owned subsidiary. The resignation of Mr. Pinto is not the result of any disagreement with Mr. Pinto on any matter relating to the Company’s operation, policies (including accounting or financial policies) or practices.

Mr. Pinto’s employment agreement requires forty-five (45) days’ prior written notice of termination of the agreement, pursuant to the conditions set forth in the Prior Notice for Dismissal and Resignation Law, 5761-2001, under Israeli law. However, Mr. Pinto has resigned for personal reasons and the Company has accordingly waived the notice requirement, allowing Mr. Pinto to terminate his employment with an effective date of March 24, 2023.

All unvested stock options granted to Mr. Pinto were forfeited upon his resignation.

Appointment of James Brodie as Interim CFO

Concurrently, on March 24, 2023, the Company’s Board of Directors (the “Board”) appointed Mr. James Brodie, the Company’s current Treasurer and a member of the Company’s Board, as interim Chief Financial Officer of the Company. It is anticipated that Mr. Brodie will serve as interim Chief Financial Officer until a permanent Chief Financial Officer is appointed. Mr. Brodie will continue to serve as Treasurer and as a member of the Company’s Board.

Mr. Brodie, age 69, has served as a member of the Company’s Board since November 2018 and as Treasurer of the Company since January 2019. Mr. Brodie is a successful businessman who has added significant value in many business sectors including healthcare both products and services, wine importation and distribution, air ambulance services, inflight entertainment and strategic consulting. He has formed and led teams that have successfully started and grown small businesses and as a result has extensive M&A experience. Currently, Mr. Brodie serves as a strategic advisor to Citadel America Asset Group based in New York, New York. The group purchases and restores B grade apartment complexes across the southern tier of the United States. The group has about 1,500 units and is actively seeking additional properties. The group has about $150 million under management. Mr. Brodie is also a partner in the development of a family business, J Wilder Importers, that designs and imports bespoke shoes, premium leather belts and hand loomed textiles. Products are sourced from Spain, Argentina, Morocco, Tunisia, Greece, Turkey, India and Australia. Other leadership experience includes being the founding partner of a New York Stock Exchange brokerage firm, a board member of the Pink Sheets, and a managing director of Tocqueville Asset Management. He also served as a managing director in the turnaround of a family office and trading firm that made markets in over 400 stocks. Mr. Brodie served as an advisor to the largest operating charity on Long Island, New York where he worked to grow or merge their foundation with smaller charitable foundations. Finally, Mr. Brodie was the president of Temple Gwathmey Steeplechase Foundation, a national organization dedicated to the history and promotion of the safety of the equine sport of steeplechasing in the United States.

Mr. Brodie has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, and there are no family relationships between Mr. Brodie and any of the Company’s other executive officers or directors. There are no other arrangements or understandings between Mr. Brodie and any other persons pursuant to which Mr. Brodie was appointed as interim Chief Financial Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRO ONE TELECOMMUNICATIONS, INC.

Dated: March 28, 2023	By:	/s/ Elchanan Maoz
	Name:	Elchanan Maoz
	Title:	Chief Executive Officer, President and Director

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